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                             CONFIDENTIALITY LETTER





                                  June 2, 1999



Stagecoach Holdings plc
Charlotte House
Charlotte Street
Perth, Scotland PH1 5LL




Attention: Brian Souter, Chairman of the Board


Ladies and Gentlemen:

                  In connection with our consideration of a possible Transaction (as defined below) with Stagecoach Holdings plc and its subsidiaries (together, the "Company"), we have requested the Company to provide us with information concerning the Company. As a condition to our being furnished such information, we agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to us by or on behalf of the Company, regardless of the form in which it is communicated or maintained (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. "Transaction" shall mean a joint venture, merger, consolidation, share exchange, purchase of substantially all of our stock or assets, or other business combination of any nature whatsoever between the Company and us or one or more than one of our affiliates.

                  The term "Evaluation Material" does not include information which (i) is in our possession as of the date hereof, provided that such information was not provided by or on behalf of the Company and is not known by us to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (ii) is or becomes generally available to the public other than as a result of a disclosure by us or our Representatives (as defined below), (iii) is or becomes available to us on a non-confidential basis from a source other than the Company or its advisors or other representatives, provided that such source is not known by us to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party or (iv) is independently developed by us or our Representatives without violating our obligations hereunder. Evaluation Material shall include all notes, analyses, compilations, studies or other documents, whether prepared by us or others, which

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contain or otherwise reflect the information furnished to us concerning the
Company. The term "Representatives" as used in this letter agreement shall include our directors, executives, officers, employees, legal, financial, accounting or other advisors, affiliates and representatives of any thereof.

                  1. We hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction involving the Company and us, and that, except as required by law or regulation or by legal or judicial process or by the rules of any applicable securities exchange, such information will be kept confidential by us in accordance with the terms hereof; provided, however, that (i) any such information may be disclosed to our Representatives who need to know such information for the purpose of evaluating any such possible Transaction by us (it being understood that such Representatives shall be informed by us of the confidential nature of such information) and (ii) any disclosure of such information may be made to which the Company consents in writing. We will be responsible for any breach of this letter agreement by our Representatives.

                  2. We shall promptly, upon the request of the Company, destroy, and instruct our Representatives to destroy, all written Evaluation Material in our possession prepared by the Company or its representatives and will not retain in any form any copies, extracts or other reproductions in whole or in part of such written material. Upon the Company's request, any such destruction shall be certified in writing by one of our responsible officers supervising such destruction. Notwithstanding the destruction of any Evaluation Material, we will continue to be bound by our obligation of confidentiality and other obligations hereunder.

                  3. Without the prior consent of the other party hereto, except as required by law or regulation, by legal or judicial process or by the rules of any applicable securities exchange, each party hereto will not disclose to any person the fact that an evaluation of a possible Transaction with us is occurring or has occurred, that Evaluation Material is being or has been made available to us or that discussions or negotiations are occurring or have occurred concerning the possible Transaction with us, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "person" as used in this letter agreement shall be broadly interpreted to include without limitation any corporation, company, group, partnership or individual.

                  4. In the event that either party hereto receives a request to disclose any information referred to in paragraph 3 hereof or that we receive a request to disclose any Evaluation Material, in any such case under any applicable law or regulation, legal or judicial process or the rules of any applicable securities exchange, the party receiving such request agrees (i) promptly to notify the other party hereto in writing thereof, (ii) to consult with the other party hereto on the advisability of taking steps to resist or narrow such request, and (iii) if disclosure is required or deemed advisable, to cooperate reasonably with the other party hereto in, and not to oppose, any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information. If disclosure



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is required or deemed advisable in the circumstances described above, disclosure may be made without liability hereunder, subject to compliance with this paragraph.

                  5. We agree that, for a period of one year from the date of this letter agreement, we will not, without your prior written consent, unless we have been specifically invited in writing by the board of directors of the Company, in any manner, directly or indirectly, (a) effect, offer or propose (whether publicly or otherwise) to effect or cause or participate in, or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer for securities of the Company or, any merger or business combination involving the Company (including, without limitation, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company) or (iii) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company, (b) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) with respect to any voting securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company, (d) take any action which would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above, (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or (f) publicly disclose any intention, plan or arrangement with respect to the foregoing. We also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing provisions of this paragraph, if the board of directors of the Company approves a transaction with any person that would result in such person beneficially owning (i) more than 50% of the outstanding voting securities of the Company or
(ii) any securities convertible into securities of the Company, or any options, warrants or other rights to acquire securities of the Company, in each case in this clause (ii) representing more than 50% of the outstanding voting securities of the Company determined on a fully diluted basis (or a successor to the Company in a merger or consolidation Transaction) or all or substantially all of its assets, or any person or "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) has commenced or publicly announced its intention to commence a tender or exchange offer for (i) more than 50% of the outstanding voting securities of the Company or (ii) any securities convertible into securities of the Company, or any options, warrants or other rights to acquire securities of the Company, in each case in this clause (ii) representing more than 50% of the outstanding voting securities of the Company determined on a fully diluted basis, then we shall not be prohibited thereafter from taking any of the actions described in the foregoing provisions of this paragraph.



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                  6. Each party hereto agrees that unless and until a definitive agreement between the Company and us with respect to a possible Transaction involving the Company has been executed and delivered, neither the Company nor we will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or any written or oral expression with respect to such a Transaction by any of its representatives except, in the case of this letter agreement or any other written agreement which purports to be binding, for the matters specifically agreed to herein or therein. The agreement set forth in this paragraph may be modified or waived only by a separate writing executed by the Company and us expressly so modifying or waiving such agreement. We understand that the Company does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material, and we agree that neither the Company nor any of its representatives will have any liability to us or any of our Representatives resulting from the use of the Evaluation Material supplied by the Company or its representatives.

                  7. We hereby acknowledge that we are aware (and our Representatives have been or will be advised by us) that certain United Kingdom securities laws restrict persons with price sensitive non-public information concerning a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. We further agree that, from the date we receive Evaluation Material, we will not purchase or sell, or permit any Representative to purchase or sell on our behalf, any of the Company's securities in violation of United Kingdom securities laws.

                  8. We hereby agree that the Company reserves the right in it its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Evaluation Material and to terminate discussions and negotiations at any time. The exercise by the Company of these rights shall not affect the enforceability of any provision of this letter agreement.

                  9. Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of any provision of this letter agreement, and that in addition to all other remedies which the non-breaching party, its agents or its representatives may have, each of the non-breaching party, its agents and representatives will be entitled to specific performance and injunction or other equitable relief as a remedy for any such breach, and each party hereto further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

                  10. It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.




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                  11. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

                  12. Except as provided in paragraph 5 above, this letter agreement shall terminate two years from the date hereof.
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                  13. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. This letter agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same instrument.



                                   Very truly yours,

                                   COACH USA, INC.



                                   By:  /s/ LAWRENCE K. KING
                                        ---------------------------------------
                                        Name:  Lawrence K. King
                                        Title: Chief Executive Officer



Confirmed and agreed to as of
the date first written above:


STAGECOACH HOLDINGS PLC



By:  /s/ KEITH COCHRANE
     -----------------------------
     Name:  Keith Cochrane
     Title: Group Finance Director